Exhibit 99.1
Contacts:

Media Contact	Investor Contact
Len Dieterle	Brian Denyeau
Aspen Technology	ICR for Aspen Technology
+1 781-221-4291	+1 646-277-1251
len.dieterle@aspentech.com	brian.denyeau@icrinc.com

Aspen Technology Announces $100 Million Share Repurchase Program

Bedford, Mass. – May 5, 2023 - Aspen Technology, Inc. (AspenTech) (NASDAQ: AZPN), a global leader in industrial software, announced today that its Board of Directors has authorized a new share repurchase program for up to $100 million of its outstanding shares of common stock in fiscal years 2023 and 2024, subject to the terms of the program.

The program includes an accelerated share repurchase (“ASR”) agreement with JPMorgan Chase Bank, National Association (“JPMorgan”), to repurchase up to $100 million of AspenTech’s common stock. The final settlement of the transactions under the ASR agreement is expected to take place in the first quarter of fiscal year 2024, subject to early acceleration by JPMorgan.

“Our primary capital allocation priority continues to be acquisitions that support our long-term strategic growth,” said Antonio Pietri, President and Chief Executive Officer of AspenTech. “However, our strong balance sheet and base of recurring cash flows also provide us with the opportunity to execute this buyback program, which is in line with our capital allocation strategy.”

About AspenTech

Aspen Technology, Inc. (NASDAQ: AZPN) is a global software leader helping industries at the forefront of the world’s dual challenge meet the increasing demand for resources from a rapidly growing population in a profitable and sustainable manner. AspenTech solutions address complex environments where it is critical to optimize the asset design, operation and maintenance lifecycle. Through our unique combination of deep domain expertise and innovation, customers in capital-intensive industries can run their assets safer, greener, longer and faster to improve their operational excellence. To learn more, visit AspenTech.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical may be “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and AspenTech undertakes no obligation to update any such statements to reflect later developments. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “strategy,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “opportunity” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These risks and uncertainties include, without limitation: the failure to realize the anticipated benefits of our transaction with Emerson Electric Co.; risks resulting from our status as a controlled company; AspenTech’s ability to successfully complete on the terms and conditions contemplated, and the financial impact of, the proposed Micromine transaction; the scope, duration and ultimate impacts of the COVID-19 pandemic and the Russia-Ukraine conflict; as well as economic and currency conditions, market demand, including related to the pandemic and adverse changes in the process or other capital-intensive industries such as materially reduced spending budgets due to oil and gas price declines and volatility, pricing, protection of intellectual property, cybersecurity, natural disasters, tariffs, sanctions, competitive and technological

Exhibit 99.1
factors, inflation; and others, as set forth in AspenTech’s most recent Annual Report on Form 10-KT and subsequent reports filed with the Securities and Exchange Commission. The outlook contained herein represents AspenTech’s expectation for its consolidated results, other than as noted herein.